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                                                                     Exhibit 5.4

                            [Company name in Chinese]
                         Commerce & Finance Law Offices
                714 Huapu International Plaza 19 Chaowai Avenue,
                Chaoyang District, Beijing, PRC; Postcode: 100020
     Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203

     E-mail Add : beijing@tongshang.com  Website: www.tongshang.com.cn

                               26 September, 2003

To:  TOM Online Inc.


               Re: Beijing Lei Ting Wu Ji Network Technology Ltd.
               --------------------------------------------------

Ladies and Gentlemen,

     We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws and regulations of the PRC.

     We are acting as PRC counsel for TOM Online, Inc. (the "Company"), a company incorporated under the laws of the Cayman Islands, in relation to the Company's proposed listing of its American depositary shares, each representing [ ] ordinary shares (the "ADS") on the Nasdaq National Market and the proposed listing of its shares on the Growth Enterprise Market (the "GEM") of The Stock Exchange of Hong Kong Limited (collectively the "Listings"). In connection with the proposed listing of the ADSs on the Nasdaq National Market, a registration statement on Form F-1, which includes the U.S. prospectus (the "U.S. Prospectus") will be filed with the U.S. Securities and Exchange Commission. In connection with the proposed listing of the ordinary shares on the GEM, a prospectus (the "Hong Kong Prospectus" and together with the U.S. Prospectus, the "Prospectuses"), will be filed with The Stock Exchange of Hong Kong. We have been requested to give this opinion on, inter alia, the legal ownership structure of Beijing Lei Ting Wu Ji Network Technology Ltd. ("Lei Ting Wu Ji") and the legality and validity of the following arrangements ("Arrangements") under the relevant agreements ("Agreements") among Puccini International Limited ("Puccini"), registered shareholders of Lei Ting Wu Ji, Lei Ting Wu Ji and Puccini Network Technology (Beijing) Limited. ("Puccini (Beijing)").

                                                                               1

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The following chart illustrates the legal ownership structure of Lei Ting Wu Ji
--------------------------------------------------------------------------------
and the Arrangements
--------------------

[CHART APPEARS HERE]


                                                                               2

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After Spin-off Restructuring Chart
----------------------------------

[CHART APPEARS HERE]

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The following terms as used in this opinion are defined as follows :

"Approvals" means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspects, qualifications and licence;

"Puccini (Beijing)" means Puccini Network Technology (Beijing) Limited, a limited liability company incorporated under the laws of the PRC;

"Company" means TOM Online Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands;

"Documents" means the documents reviewed by us for the purpose of issuing this legal opinion, a list of which is contained in Schedule I and copies annexed to this opinion;

"Laws" means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of PRC;

"Prospectus" mean the U. S. Prospectus and the Hong Kong Prospectus collectively and registration statement to be issued by the Company in respect of the Listings;

"tom enterprises" means tom.com enterprises limited, a limited liability company incorporated under the laws of the British Virgin Islands;

"Beijing Super Channel" means Beijing Super Channel Network Limited, a limited liability company incorporated under the laws of the PRC

"Lei Ting Wu Ji" means Beijing Lei Ting Wu Ji Network Technology Ltd., a limited liability company incorporated under the laws of the PRC; and

"PRC" means the People's Republic of China.

     In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the documents set out in Schedule I.

     We summarize each of the Arrangements below.

     1. Loan Agreement, Letter of undertakings (together with the Option Agreements described below, the "Loan Arrangements") in respect of Wang Lei Lei and Wang Xiuling, who are the current registered shareholders ("Ultimate Shareholders") of Lei Ting Wu Ji.

     1.1 Under the Letter of Undertaking (together "Undertaking") entered into respectively by and between Puccini , a wholly-owned subsidiary of the Company, and each of the Ultimate Shareholders, Puccini and Ultimate Shareholders undertake to perform the following matters:

     A. The Ultimate Shareholders can only repay the loan by way of transferring all of their interests in the registered capital of Lei Ting Wu Ji to Puccini or persons or entity or entities designated by Puccini.

     B. The loan provided to each of the Ultimate Shareholders shall become wholly due wholly and all of the equity interests in Lei Ting Wu Ji shall be transferred by such Ultimate Shareholders to Puccini or entity or entities designated by Puccini upon the occurrence of any of the following events:

           . Wang Lei Lei is no longer employed by Puccini or an affiliate of Puccini;
           . foreign investors are permitted to invest in companies operating and conducting the business of value-added telecommunications, and the relevant authorities begin to approve such investments in such business in accordance with the applicable laws of PRC;
           . any one of the Ultimate Shareholders is involved in criminal activities;
           .    any one of the Ultimate Shareholders is subject to a claim by any third party for an amount in excess of RMB500,000; or
           .    any one of the Ultimate Shareholders dies or becomes a natural person with limited civil capacity or without civil capacity.

     C. These loans are non-interest bearing. However, Puccini or its designated parties will be entitled to any proceeds resulting from the sale by these Ultimate Shareholders of their equity interests in Lei Ting Wu Ji.

     2. Exclusive purchase arrangement ("Option Agreements") respectively with the Ultimate Shareholders of Lei Ting Wu Ji.

     2.1 Under the Option Agreements entered into respectively by and among Puccini, each of the Ultimate Shareholders and Lei Ting Wu Ji, Puccini or its designee has an exclusive option to purchase from each of the Ultimate Shareholders all or part of his or her equity interest in Lei Ting Wu Ji in accordance with PRC Law. This option is exercisable at any time by Puccini or its designated parties.

     2.2 Under the Option Agreements, Lei Ting Wu Ji agrees not to take any of the following actions without the prior written consent from Puccini or Puccini (Beijing):

           . alter its articles of association or registered capital or investment amount;
           . sell or in any way transfer its assets, business, receivables or rights or to create any encumbrances thereon;

           .    take up or assume any debt (except those arising in the normal course of business or having been previously disclosed to
                Puccini or Puccini (Beijing) and approval by Puccini or Puccini
                (Beijing) 's written approval );
           .    enter into any transaction or contract of value exceeding
                RMB100,000 save for transactions or contracts arising in the normal course of business;
           .    grant any loan or credit;
           .    enter into any merger, consolidation, acquisition or investment agreement;
           .    distribute any dividend to shareholders unless requested by
                Puccini; or
           .    appoint any directors unless in accordance with the requirement of Puccini (Beijing).

     2.3 Under the Option Agreements, the Ultimate Shareholders agree not to take any of the following actions without obtaining the prior written consent from Puccini or Puccini (Beijing):

           . sell, transfer or in any way dispose of or create any encumbrances on his or her equity interest in Lei Ting Wu Ji;
           . procure the passing of any shareholder's resolution relating to the sale, transfer or pledge of their shares in Lei Ting Wu Ji (except for the pledge of shares in Lei Ting Wu Ji in favor of Puccini(Beijing));
           . procure the passing of any resolution relating to a merger or consolidation of Lei Ting Wu Ji or any acquisition by, or investment in, any business by Lei Ting Wu Ji; or
           . appoint any directors unless in accordance with the requirement of Puccini (Beijing).

     3. Economic relationships and contractual arrangements between tom enterprises (a wholly-owned subsidiary of Tom.Com Limited), Beijing Super Channel (an indirectly wholly-owned subsidiary of the Company), Puccini (Beijing), Lei Ting Wu Ji and the Ultimate Shareholders ("Contractual Arrangements").

     Puccini (Beijing), which is wholly owned by Puccini, itself a wholly owned subsidiary of the Company, has entered into the following agreements and arrangements with Lei Ting Wu Ji and the Ultimate Shareholders:

     3.1 Exclusive technical and consulting services agreement ("Exclusive Technical Services Agreement") entered into by and between Puccini (Beijing) and Lei Ting Wu Ji. According to the Exclusive Technical Services Agreement, Puccini (Beijing) will provide technical and consulting services to Lei Ting Wu Ji for a fee calculated on the basis of the air time rate per minutes (being 50% of the air time rate charged by Lei Ting Wu Ji to its customers) multiplied by the actual air time.

     3.2 Equity pledge agreement ("Equity Pledge Agreement") entered into by and between Puccini (Beijing) and the Ultimate Shareholders. According to the Equity Pledge Agreement, the Ultimate Shareholder pledges all of their equity interest in Lei Ting Wu Ji to Puccini (Beijing) to guarantee the performance and the payment of the service fee by Lei Ting Wu Ji under the Exclusive Technical Services Agreement. The equity pledge may be enforced by Puccini (Beijing) in the event of among others things, any breach of the Equity Pledge Agreement, non-payment of service fees under the Equity Pledge Agreement by Lei Ting Wu Ji and transfer of the equity interests in Lei Ting Wu Ji by the Ultimate Shareholders without Puccini (Beijing)'s prior consent.

     3.3 Trademark license agreement ("Trademark License Agreement (tom)") entered into by and between tom enterprises and Beijing Super Channel. According to the Trademark License Agreement (tom), tom enterprises grants Beijing Super Channel a non-exclusive right to use and sub-license certain trademarks free of charge, but a license fee to be agreed between the parties shall be charged if TOM.COM LIMITED's interest in the Company drops below 30%.

     3.4 Trademark license agreement ("Trademark License Agreement") entered into by and between Beijing Super Channel and Lei Ting Wu Ji. According to the Trademark License Agreement, Beijing Super Channel sub-licenses to Lei Ting Wu Ji a non-exclusive right to use certain trademarks in return for a license fee such sub-license will only be valid if used within Lei Ting Wu Ji's websites.

     3.5 Domain name license agreement ("Domain Name License Agreement (tom)") entered into by and between tom enterprises and Beijing Super Channel. According to the Domain Name License Agreement (tom), tom enterprises grants Beijing Super Channel a non-exclusive right to use and sub-license certain domain names free of charge, but a license fee to be agreed between the parties shall be charged if TOM.COM LIMITED's interest in the Company drops below 30%.

     3.6 Domain name license agreement ("Domain Name License Agreement") entered into by and between Beijing Super Channel and Lei Ting Wu Ji. According to the Domain Name License Agreement, Beijing Super Channel sub-licenses to Lei Ting Wu Ji a non-exclusive right to use "tom.com", "bj.tom.com", "cn.tom.com" domain names in return for a license fee.

     3.7 Domain name transfer agreement ("Domain Name Transfer Agreement") entered into by and between Puccini (Beijing) and Lei Ting Wu Ji. According to the Domain Name Transfer Agreement, Lei Ting Wu Ji transfers the "LTWJ.com" and "Tomkid.com.cn" domain names to Puccini (Beijing) for a fixed fee.

     3.8 Domain name license agreement ("Domain Name License Agreement") entered into by and between Puccini (Beijing) and Lei Ting Wu Ji. According to the Domain Name License Agreement, Puccini (Beijing) licenses to Lei Ting Wu Ji a non-exclusive right to use "LTWJ.com" and "Tomkid.com.cn" domain names in return for a license fee for a term of 10 years and may be extended for an additional year with consent from Puccini (Beijing) such license will only be valid if used within Lei Ting Wu Ji's website.

     3.9 Business operation agreement ("Business Operation Agreement") entered into by and among Puccini (Beijing), Lei Ting Wu Ji and the Ultimate Shareholders. According to the Business Operation Agreement,

           . Puccini (Beijing) agree to act as the performance guarantors for any obligations undertaken by Lei Ting Wu Ji with any third parties provided that Lei Ting Wu Ji complies with the other provision of this agreement;
           . Puccini (Beijing) agrees to guarantee the payment obligations of Lei Ting Wu Ji under a bank loan of RMB 50 million and in consideration of such guarantee, Lei Ting Wu Ji agrees to grant Puccini (Beijing) a security interest over its trade receivables and all other assets.
           . Lei Ting Wu Ji must appoint as its directors, Chief Executive Officer, Chief Financial Officer and other senior officers, individuals that are designated by Puccini (Beijing).
           . Lei Ting Wu Ji cannot engage in any activity that could materially affect its assets, operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of Puccini (Beijing).

     3.10 Power of Attorney ("Power of Attorney") granted by Ms. Wang Xiuling in favour of Mr. Wang Lei Lei or any other employee of Puccini (Beijing) designated by Puccini (Beijing) from time to time. According to the Power of Attorney, Ms. Wang Xiuling has given irrevocable proxies to Mr. Wang Lei Lei, an employee of Puccini (Beijing), or any other nominated employee of from time to time, to vote on all corporate matters of Lei Ting Wu Ji, including the sale and transfer of the equity interest in Lei Ting Wu Ji. In the event that Mr. Wang Lei Lei ceases to be an employee of Puccini (Beijing), or if Puccini (Beijing) gives notice to Ms. Wang Xiuling of any intentions to revoke the Power of Attorney, Ms. Wang Xiuling will immediately revoke such powers of attorney dedicated to Mr. Wang Lei Lei and shall enter into another power of attorney with another person designated by Puccini (Beijing).

     3.11 Power of Attorney ("Power of Attorney") granted by Mr. Wang Lei Lei in favour of Mr. Hong Liang or any other nominated employee of Puccini (Beijing) from time to time. According to the Power of Attorney, Mr. Wang Lei Lei has given irrevocable proxies to Mr. Hong Liang, an employee of Puccini (Beijing), or any other nominated employee of Puccini (Beijing) from time to time, to vote on all corporate matters of Lei Ting Wu Ji, including the sale and transfer of the equity interest in Lei Ting Wu Ji. In the event that Mr. Hong Liang ceases to be an employee of Puccini (Beijing), or if Puccini (Beijing) gives notice to Mr. Wang Lei Lei of any intention to revoke the Power of Attorney, Mr. Wang Lei Lei will immediately revoke such Power of Attorney dedicated to

Mr. Hong Liang and shall enter into another power of attorney with another person designated by Puccini (Beijing).

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

     Based on the foregoing and subject to the incorporation of Puccini (Beijing) and due execution of the relevant documents (including, without limitation, the Documents), we are of the opinion that:

     1. Lei Ting Wu Ji has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Lei Ting Wu Ji RMB 1,000,000 has been fully paid for and, to the best of our knowledge after due inquiry, 80% and 20 % of the equity interest in the registered capital of Lei Ting Wu Ji is respectively owned by Mr. Wang Lei Lei and Ms. Wang Xiuling, and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Loan Arrangements and the Contractual Arrangements.

     2. Puccini (Beijing) has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Puccini (Beijing) has been fully paid for and, to the best of our knowledge after due inquiry, 100% of the equity interest in the registered capital of Puccini (Beijing) is owned by Puccini and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

     3. All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of Lei Ting Wu Ji and Puccini (Beijing) respectively have been duly issued and obtained and all such Approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of Lei Ting Wu Ji and Puccini (Beijing) respectively has complied with all applicable registration and filing requirements under PRC laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

     4. Each of Lei Ting Wu Ji and Puccini (Beijing) has the power and authority and has satisfied all conditions and done all things required by the Laws of the PRC (including the making and obtaining of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and in the Prospectuses. Such Approvals being in full force and effect and no violation exists in respect of any such Approvals. We are not aware of any reason that will cause us to reasonably believe that such Approvals (including any that are subject to periodic renewal) will not be granted or renewed by the relevant PRC authority.

     5. Each of Lei Ting Wu Ji and Puccini (Beijing) has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Documents to which it is a party and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Documents (taken both individually and together as a whole) against each of them in accordance with terms of each of the Documents (taken both individually and together as a whole). No Approvals are required to be done or obtained for the performance of Lei Ting Wu Ji and Puccini (Beijing) of their obligations and the transactions contemplated under the Documents (taken both individually and together as a whole) other than those already obtained.

     6. Each of the Ultimate Shareholders, Lei Ting Wu Ji and Puccini (Beijing) has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by the Laws of the PRC (including the making and obtaining of all relevant Approvals, if any), for the entering into, execution, adoption, assumption, issue, delivery or the performance of their respective obligations under each of the Documents to which it is expressed to be a party, and the representatives of, Lei Ting Wu Ji and Puccini (Beijing) (as the case may be) have been duly authorized to do so and no such Approval has been revoked or amended.

     7. The execution and performance by each of the Ultimate Shareholders, Lei Ting Wu Ji and Puccini (Beijing) of their respective obligations under each of the Documents to which one of them is a party (taken both individually and together as a whole) does not and will not contravene or result in a breach or violation of (i) the articles of association of Lei Ting Wu Ji and Puccini (Beijing) (ii) any Laws or public policy of the PRC as applicable; and (iii) to the best of our knowledge upon making due and reasonable inquiries, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over to which Lei Ting Wu Ji and/or Puccini (Beijing), as the case may be, is expressed to be a party or which is binding on it or any of its assets and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

     8. Each of the Documents is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents (taken both individually and together as a whole) contravene in any way any applicable Laws or public policy of the PRC, (including without limitation and notwithstanding the legal structure of Lei Ting Wu Ji described in paragraph 1 above):

     (i) the right of Puccini (Beijing) under the Business Operation Agreement to nominate the board of directors of Lei Ting Wu Ji and the Chief Executive Officer, the Chief Financial Officer and other senior officers and individuals of Lei Ting Wu Ji as Puccini (Beijing) may decide;

     (ii) the irrevocable proxy given by Mr. Wang Lei Lei in favour of Mr. Hong Liang or any other employee of Puccini (Beijing) designed by Puccini (Beijing) from time to time to cast the votes of Mr. Wang Lei Lei on all corporate matters of Lei Ting Wu Ji (including the sale and transfer of any equity interest in Lei Ting Wu Ji) under the Power of Attorney;

     (iii) the irrevocable proxy gives by Ms. Wang Xiuling in favour of Mr. Wang Lei Lei or any other employee of Puccini (Beijing) designed by Puccini (Beijing) from time to time to cast the votes of Ms. Wang Xiuling on all corporate matters of Lei Ting Wu Ji (including the sale and transfer of any equity interest in Lei Ting Wu Ji) under the Power of Attorney; and

     (iv) the grant of the pledge by the Ultimate Shareholders of their equity interests under the Equity Pledge Agreement, and the right of enforcement of such pledge of the equity interests by Puccini (Beijing).

     9. To the best of our knowledge having made all due and reasonable inquiries, neither Lei Ting Wu Ji nor Puccini (Beijing) is in breach of or in default under (i) any Laws of the PRC or (ii) any Approvals granted by any PRC governmental or regulatory body or its business license or, (iii) their respective articles of association, such breach or default which has not been corrected, remedied, rectified or waived and there exists no such breach or default the result of which would have a material affect on the business, properties, operations and conditions (financial or otherwise) or results of operation of Lei Ting Wu Ji or Puccini (Beijing). Neither Lei Ting Wu Ji nor Puccini (Beijing) are subject to any material contingent or actual liabilities

     10. Neither Lei Ting Wu Ji nor Puccini (Beijing) has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of Lei Ting Wu Ji or (as the case may be) Puccini (Beijing), or for the suspension, withdrawal, revocation or cancellation of Lei Ting Wu Ji's or Puccini (Beijing)'s business license.

     11. Each of Lei Ting Wu Ji and Puccini (Beijing) possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal local regulatory agencies or bodies necessary to conduct the business now operated by it and contemplated to be operated by it as described in the Prospectus, and neither Lei Ting Wu Ji nor Puccini (Beijing) has received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit.

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

After due inquiry and to the best of our knowledge, neither Lei Ting Wu Ji nor Puccini (Beijing) is subject to any claims, suits, demands actions threatened or initiated by or before any PRC governmental or public body, authority or regulatory body.

     12. All Approvals, required for effecting the Loan Arrangements and the Contractual Arrangements and all transactions contemplated thereunder, if any, have been issued, obtained and made and all such Approvals are in full force and effect, and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

     13. No Approvals are currently required in the PRC for the shares to be effectively pledged pursuant to the Equity Pledge Agreement or for the proposed manner of repayment of the principal and interest in the Loan Agreements.

     14. None of the Loan Arrangements or Contractual Arrangements taken both individually and together as a whole has:

     (i) resulted or results in a breach of any of the terms or provisions of, in the case of Lei Ting Wu Ji and Puccini (Beijing) their respective articles of association at the time at which any of the Loan Arrangements or Contractual Arrangements was effected;

     (ii) resulted or results in a breach of, or constituted or constitutes a default under or resulted or results in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument to which Lei Ting Wu Ji or Puccini (Beijing) was or is a party or by which Lei Ting Wu Ji or Puccini (Beijing) or any of their respective properties or assets was or is bound;

     (iii) resulted or results in a breach of any laws or applicable regulations or public policy to which Lei Ting Wu Ji or Puccini (Beijing) was or is subject or by which Lei Ting Wu Ji or Puccini (Beijing) or any of their respective properties or assets was or is bound.

     15. Each of the Loan Arrangements or Contractual Arrangements by itself or all the Loan Arrangements or Contractual Arrangements taken as a whole has been duly authorized and does not and will not:

     (i) result in a violation or breach of any provision of, the respective articles of association or the respective business license of Lei Ting Wu Ji or Puccini (Beijing); or

     (ii) result in a material breach of, or constitute a material default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument or agreement to which Lei Ting Wu Ji and Puccini (Beijing) is a party or by which Lei Ting Wu Ji and Puccini (Beijing) or any of its properties is bound; or

     (iii) result in a material breach of any Laws or public policy to which Lei Ting Wu Ji and Puccini (Beijing) is subject to or by which Lei Ting Wu Ji and Puccini (Beijing) or any of its properties is bound.

     16. The choice of PRC Laws as the governing law in each Document is valid choice of governing law and will be binding on the parties to the relevant Document, and all conditions to which such Approvals have been fulfilled.

     17. Each of the Documents is, and all the Documents taken as a whole is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents contravene in any way any applicable Laws or public policy of the PRC.

     18. The execution and performance by each of the Ultimate Shareholders and entities to which he or she or it is expressed to be a party to any of the Documents, Lei Ting Wu Ji and Puccini (Beijing) of their respective obligations under each of the Documents to which one of them is expressed to be a party, does not and will not contravene or result in a breach or violation of (i) the articles of association of the relevant company or (ii) any Laws or public policy of the PRC applicable to the relevant company and/or as the case may be; or (iii) to the best of our knowledge upon making due and reasonable inquiries, any agreement or instrument to which Lei Ting Wu Ji and/or Puccini (Beijing), as the case may be, is expressed to be a party or which is binding on it or any of its assets.

     19. There are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the Loan Arrangements, Contractual Arrangements and/or the transactions or any of the Documents by itself or taken as a whole or to the best of our knowledge after making due and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other person.

     20. Save for those disclosed in the Prospectus, no further action from shareholders or directors of Lei Ting Wu Ji and Puccini (Beijing) is required to approve and implement in full the Loan Arrangements and the Contractual Arrangements contemplated thereunder.

     21. No third party Approvals are required for the implementation of the Contractual Arrangements, Loan Arrangements or for the operation of Lei Ting Wu Ji and Puccini (Beijing) following the Contractual Arrangements or Loan Arrangements other than those already obtained.

     22. Each of Lei Ting Wu Ji and Puccini (Beijing) is not in breach of the terms and conditions of any Approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable enquiries, there are no circumstances, existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

     23. The summaries of each of the Loan Arrangements and the Contractual Arrangements set out in this opinion are true and accurate.

     24. Neither Lei Ting Wu Ji nor Puccini (Beijing) is entitled to any immunity from any legal proceedings or other legal process or from enforcement execution or attachment in respect of their obligation in the transaction contemplated under the Arrangements.

     25. The obligations undertaken by and the rights granted to each party to the Contractual Arrangements and Loan Arrangements are legally permissible under PRC Laws


     This opinion relates to the Laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.


                                        Yours faithfully,


                                        Commerce & Finance Law Offices


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Schedule I


1. The undertaking entered into by and between Puccini International Limited and Wang Lei Lei dated _____;

2. The undertaking entered into by and between Puccini International Limited and Wang Xiuling dated _____;

3. The Option Agreement entered into by and among Puccini International Limited, Wang Xiuling and Beijing Lei Ting Wu Ji Network Technology Ltd. dated _____;

4. The Option Agreement entered into by and among Puccini International Limited, Wang Lei Lei and Beijing Lei Ting Wu Ji Network Technology Ltd dated _____;

5. Exclusive technical and consulting services agreement entered into by and between Puccini Network Technology (Beijing) Limited and Beijing Lei Ting Wu Ji Network Technology Ltd dated _____;

6. Equity pledge agreement entered into by and between Puccini Network Technology (Beijing) Limited and Wang Lei Lei dated _____;

7. Equity pledge agreement entered into by and between Puccini Network Technology (Beijing) Limited and Wang Xiuling dated _____;

8. Trademark license agreement entered into by and between tom.com enterprises limited and Beijing Super Channel Network Limited dated September 26, 2003;

9. Trademark license agreement entered into by and between Beijing Super Channel Network Limited and Beijing Lei Ting Wu Ji Network Technology Ltd. dated _____;

10. Domain name license agreement entered into by and between tom.com enterprises limited and Beijing Super Channel Network Limited dated September 26, 2003;

11. Domain license agreement entered into by and between Beijing Super Channel Network Limited and Beijing Lei Ting Wu Ji Network Technology Ltd. dated _____;

12. Domain name transfer agreement entered into by and between Puccini Network Technology (Beijing) Limited and Beijing Lei Ting Wu Ji Network Technology Ltd. dated _____;

13. Domain name license agreement entered into by and between Puccini Network Technology (Beijing) Limited and Beijing Lei Ting Wu Ji Network Technology Ltd. dated _____;

14. Business operation agreement entered into by and among Puccini Network Technology (Beijing) Limited, Beijing Lei Ting Wu Ji Network Technology Ltd. and Wang Lei Lei and Wang Xiuling dated _____;

15.  Power of attorney issued by Wang Xiuling dated _____;

16.  Power of attorney issued by Wang Lei Lei dated _____;

17. Latest articles of association, business license and other material constitutional documents, licenses and certificates of Beijing Lei Ting Wu Ji Network Technology Ltd. and Puccini Network Technology (Beijing) Limited.

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